UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) March 19, 2003


                          VISTA CONTINENTAL CORPORATION
               (Exact name of registrant as specified in charter)

       Delaware                      2-90519                      72-0510027
(State of Incorporation)       (Commission File No.)          (IRS Employer No.)

                        6600 West Charleston., Suite 118
                               Las Vegas, NV 89146
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (702-228-2077)
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ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

NEW PRESIDENT AND CEO APPOINTED

The Board of Vista Continental Corpoartion, pursuant to a written action without meeting, unanimously voted to remove Mr. Bill Brooks from his position as President and Chief Executive Officer of the Corporation and elected Mr. Alberto DoCouto to these positions. Mr. Bill Brooks was subsequently elected as Chief Engineer.

Mr. DoCouto is currently the majority shareholder of the Company, directly and indirectly owning 35,708,023 shares of the Corporation or 73.85 %.

ALBERTO DOCOUTO, AGE 60, PRESIDENT AND CEO

After arriving in Canada from his native Portugal in 1971, Mr. DoCouto chose to work in real estate. During the next eight years Mr. DoCouto participated extensively in all aspects of commercial and residential real estate development, construction, property management and syndication.

On October 3,1985, Mr. DoCouto incorporated Mater's Management Ltd. Quickly Mater's Management Ltd. a developer of specialty retail centers with a distinctive European flair.

Mater's Management Ltd. had, in 1989, an asset base in excess of two hundred million dollars comprised primarily of residential and commercial real estate land holdings sufficient to yield over one million square feet of retail space and about three thousand residential serviced building lots.

Mr. DoCouto is a concerned and active participant in community affairs such as the following:

* Participation in the Whipper Billy Watson Cat Scan Telethon Cat which resulted in the acquisition of a Cat Scan system for a community hospital.

* Honorary Director of the Doctor's Hospital in recognition of his financial contributions to build the Hospital pharmacy.

* "Order of Merit" award presented to Mr. DoCouto by the President of Portugal in recognition of his Canadian business achievements as well as his contribution to the Canadian Portuguese community.

Commencing in 1994, Mr. DoCouto has been active in Tamer's Management Ltd. developing other properties in Ontario as well as in Las Vegas, U.S.A., such as Urban residential development in Port Dover, Ontario, Golfdome, sporting complex with restaurant facilities in Oro, Ontario and also City Centre Plaza Phase 1 and Phase 2 in Las Vegas, Nevada.

Mr. DoCouto was instrumental in setting up camp facilities in 1997 in Quillabamba where Vista Continental Corporation's mining claims are situated, together with Minera Rio Grande claims.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        VISTA CONTINTNTAL CORPORATION


                                        /s/ Alberto DoCouto
                                        ----------------------------------------
                                        Alberto DoCouto
                                        President, Chief Executive Officer
                                        Date: March 24, 2003